Exhibit 99.1

     news release

For Immediate Release	Contacts:	Mark Borman — Investor Relations 952.917.0590
Chuck Grothaus — Public Relations 952.917.0306

Conference Call: Today at 8:30 a.m. Eastern (Details in Release)

ADC Names Robert E. Switz As President and CEO;

J. A. Blanchard III Named Non-Executive Chairman;

Rick Roscitt Accepts New Position At Another Company

MINNEAPOLIS — August 13, 2003 — ADC (NASDAQ: ADCT, www.adc.com) today announced that its Board of Directors has selected Robert E. “Bob” Switz as ADC’s President and Chief Executive Officer, and ADC Board member John A. “Gus” Blanchard III as non-executive Chairman of the Board.  ADC’s former Chairman and CEO Richard R. “Rick” Roscitt has accepted a new position at MCI and will be leaving ADC following a short transition period.

Switz and Blanchard will assume their new positions immediately.   Roscitt will remain available to ADC as needed for several weeks.  Switz will also join the ADC Board of Directors and will temporarily retain the role of Chief Financial Officer until a successor is named.

Switz joined ADC as the Chief Financial Officer in 1994 and has been a major contributor to ADC’s success throughout this period.  During the recent years of challenging industry conditions, Switz’s financial leadership has been key to ADC’s effectiveness in aggressively reducing costs, adeptly strengthening the balance sheet, and strategically positioning ADC for success.  Having served as president and general manager of ADC’s Broadband Access and Transport group during 2000-2001, he has also demonstrated strong general management and leadership skills along with his proven financial strengths.  In May 2001, he was appointed a member of ADC’s Office of the Chairman.

“Bob Switz’s broad experience, knowledge of the company, and outstanding performance have proven to the Board that he has a firm grasp of what it takes to run a successful business in the challenging telecommunications environment,” said Blanchard.  “His deep understanding of the company and its operations, customers, suppliers, employees and investors, coupled with his exceptional understanding of the success factors required to grow ADC’s sales and profitability, make Bob the right leader to assume the responsibilities of ADC’s CEO.  And because he has worked side-by-side with Rick Roscitt during a very challenging period, we are confident of a smooth leadership transition.”

Blanchard has been an ADC Board member since 1999 and brings nearly 30 years of telecom industry experience to his role at ADC.  He served AT&T for many years and in a number of executive capacities. More recently, Blanchard served as Chairman and CEO of Deluxe Corporation from 1995 to 2000 and eFunds Corporation from 2000 to 2002.  He also serves as a director of Wells Fargo & Company.

“I am very excited about ADC’s prospects and the opportunity to lead ADC going forward,” said Switz.  “Over the last few years, ADC has built the right foundation for long-term global success.  Through a period of significant company and industry restructuring, we’ve been

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able to retain an incredibly talented workforce that is focused on serving our customers to win in the marketplace.  I am pleased to have worked with Rick Roscitt in transforming ADC into a more focused and financially stronger company during this very difficult period for our industry.  Together, we have achieved a solid platform to build from, and have retained the innovation and capability to succeed.    I look forward to continuing to work with Gus and the rest of the ADC Board as we move ADC’s business forward.”

Conference Call Today at 8:30 a.m. Eastern

ADC will discuss its selection of Switz and Blanchard on a conference call scheduled today, August 13, at 8:30 a.m. Eastern time.  The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489.  Starting today at 9:30 a.m. Eastern time, the replay of the call can be accessed until 11:00 p.m. Eastern time on August 20 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291.  The replay conference ID# is 2274332.

Editor’s Note

A complete bio and high-resolution photograph of Bob Switz is available at the following URL: http://www.adc.com/newsandevents/mediaresources/managementteam/rswitz/

About ADC

ADC is The Broadband Company™. ADC offers high-quality, value-added solutions of network equipment, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. ADC (NASDAQ: ADCT) has sales into more than 100 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

All forward-looking statements contained herein, particularly those pertaining to ADC’s expectations or future operating results, reflect management’s current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors. All such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, significant difficulties in forecasting sales and market trends; uncertainties regarding the level of capital spending by telecommunications service providers, as the majority of ADC’s revenues are derived from these companies; the overall demand for ADC’s products or services; the demand for particular products or services within the overall mix of products sold, as our products and services have varying profit margins; changing market conditions and growth rates either within ADC’s industry or generally within the economy; ADC’s ability to complete our restructuring initiative and streamline our operations successfully; the impact of actions we may take as a result of our current portfolio review cycle, which may include business acquisitions or divestitures; ADC’s ability to dispose of excess assets on a timely and cost-effective basis; new competition and technologies; increased costs associated with protecting intellectual property rights;  the retention of key employees; pressures on the pricing of the products or services ADC offers; performance of contract manufacturers used by ADC to make certain products; possible consolidation among communications service providers; the availability of materials to make products; variations in the value of assets held or used by ADC in the operation of its business and other risks and uncertainties, including those identified in Exhibit 99-a to ADC’s Report on Form 10-Q for the fiscal quarter ended April 30, 2003. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.